Exhibit 24.1

Power of Attorney

Know all men and women by these presents, that each person whose signature appears below, hereby constitutes and appoints Andrew H. Beck, Roger N. Batkin and Lara T. Long his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign the annual report on Form 10-K of AGCO Corporation for the fiscal year ended December 31, 2018 and any or all amendments or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the Form 10-K or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Martin Richenhagen	March 1, 2019
Martin Richenhagen

/s/ Roy V. Armes	March 1, 2019
Roy V. Armes

/s/ Michael C. Arnold	March 1, 2019
Michael C. Arnold

/s/ P. George Benson	March 1, 2019
P. George Benson

/s/ Suzanne P. Clark	March 1, 2019
Suzanne P. Clark

/s/ Wolfgang Deml	March 1, 2019
Wolfgang Deml

/s/ George E. Minnich	March 1, 2019
George E. Minnich

/s/ Gerald L. Shaheen	March 1, 2019
Gerald L. Shaheen

/s/ Mallika Srinivasan	March 1, 2019
Mallika Srinivasan

/s/ Hendrikus Visser	March 1, 2019
Hendrikus Visser